Exhibit 99.2

RCM Technologies, Inc.

2500 McClellan Avenue

Pennsauken, NJ 08109

Tel:  856.486.1777, Ext. 100

Fax: 856.486.2123

leon.kopyt@rcmt.com

www.rcmt.com

Leon Kopyt

President & CEO

June 25, 2007

Mr. James Boldt

Chairman, President & Chief Executive Officer

Computer Task Group, Inc.

800 Delaware Avenue

Buffalo, NY  14209

Dear Mr. Boldt:

As you know from our prior conversations, the Board of Directors and management of RCM Technologies, Inc. (“RCM”) continue to believe that a combination of RCM and Computer Task Group, Inc. (“CTG”) presents an exciting opportunity to create significant value for our respective shareholders, employees and clients.  Therefore I am writing to you summarizing our proposed terms for a combination of RCM and CTG.  Given the seriousness of this topic, I ask that you share our thoughts with your Board of Directors.

Based on our current knowledge of your operations, management and business opportunities, we believe that a combination of our companies would produce a powerful business entity capable of becoming an industry leader as a result of:

1)                                      Our combined practices with $550 million in total revenue—creating a top tier service provider in our industry

2)                                      A complementary geographic footprint—only three office locations overlap from a total of 57

3)                                      Substantially increased profitability—exceeding $20 million of EBITDA before synergies and better positioning both companies for future economic downturns

4)                                      The potential to realize meaningful expense elimination—reduced public company costs alone should save $2 million

5)                                      Exceptional balance sheet strength—initially a company with no debt and a net cash position of $5.3 million

6)                                      Perhaps most import to our respective shareholder bases, a much stronger public company profile—larger market capitalization, greater liquidity, potential for increased analyst coverage and an improved valuation through multiple expansion

Our proposal, likely structured in the form of a merger, offers CTG shareholders $5.10 per share, payable in a combination of RCM stock and cash, which equates to total equity value of approximately $106 million, based on 20.8 million fully-diluted shares outstanding.  This offer represents an implied stock price premium of approximately 18% over your closing stock price of $4.32 on June 25, 2007 and a 12% premium over the price per share for your March 2007 share repurchase.  This price is also a premium to all but 5% of the total volume at which the stock has traded over the past five years, and implies an approximate LTM EBITDA multiple of 10.4x, which is above the mean of comparable companies.

The split between stock and cash would be negotiated after further due diligence, in part to determine the potential synergies and pro forma earnings capability.  We expect CTG shareholders would receive the majority of the consideration in RCM stock, so that they would be able to participate in the value-creating attributes discussed above.  A significant stock component should also have attractive tax consequences for your shareholders.  Given the size and profile of the pro forma business, we are confident we will be able to fund the cash portion of the consideration.

We would envision a combined company with senior executives and directors of both companies in key positions of leadership.   These leaders would ensure achieving our genuine collective intention of preserving the core values of our companies.  It would be our intention to i)  retain as many key employees as possible without material changes in the terms and conditions of their employment and ii)  maintain current or offer comparable benefit plans to employees.  In all respects, our goal is to make a seamless transition for CTG employees in the context of a potential transaction.

While we have expended substantial effort in developing this value on the basis of publicly-available information, we anticipate working diligently to complete additional diligence prior to signing a definitive merger agreement.  While we feel that we understand most of the salient issues in conjunction with a potential transaction, we would request access to other information presently not available in the public domain to complete what we would characterize as confirmatory due diligence, which can be completed promptly and confidentially.  We are also willing to afford representatives of your company the opportunity to review non-public information about RCM.  To that end we would be prepared to enter into an appropriate mutual confidentiality agreement.

We have made no public announcement of this matter at this time and we would prefer to discuss our ideas with you and your Board on a confidential, non-public basis.  We and our advisors are prepared to begin our due diligence and negotiations with your Board of Directors, its management and its legal and financial advisors as soon as possible.  Any transaction would be subject to the negotiation of a definitive merger agreement on customary terms and conditions, and based on the contemplated structure, the approval of both sets of shareholders.

We hope that you will share our confidence and enthusiasm for this transaction—a transaction that serves the best interests of both of our companies and our stockholders, employees, suppliers, customers, communities and other stakeholders.  We believe that together we have the unique opportunity to build a leading company in our industry.  I am available to discuss the contents of this letter at any time.  As always, please don’t hesitate to contact me directly at (856) 486-1777, ext. 100 with any questions you may have.  Thank you for your time and consideration.

Sincerely,

Leon Kopyt

President & CEO

cc:         Board of Directors - RCM
Bret Schoch - Robert W. Baird & Co.